Exhibit 10.7

400 West Summit Hill Drive, Knoxville, Tennessee 37902

March 25, 2025

Mr. Don Moul
dmoul@tva.gov
TRANSMITTED VIA EMAIL

Dear Don:

I am pleased to provide this proposal for the terms under which you would assume the position of President and Chief Executive Officer of the Tennessee Valley Authority ("TVA"). This offer and the initial terms of your compensation, as outline in the attached term sheet, if accepted by you, are subject to formal approval by the TVA Board of Directors and are not final until such approval.

Your start date as President and Chief Executive Officer will be April 9, 2025. Former CEO Jeff Lyash will serve in a support and transitional role for approximately thirty (30) days after your start date.

On your start date, the changes to your salary and incentive opportunity under the Executive Annual Incentive Plan (EAIP) as outlined in the attached term sheet will become effective immediately, and within seven days thereafter you will be issued new grants under TVA’s Long-Term Incentive Plan (LTIP) consistent with the compensation elements for each of those plans as outlined in the term sheet. In the event of any conflict between this letter (including the attached term sheet) and the language of the EAIP, LTIP, and any written grants under either plan, the language of the plans and grants will control.

If you accept the offer, the Board will need to approve changes to the EAIP and LTIP, which the Board will do concurrently with any action taken to approve your appointment as TVA’s President and CEO.

As you are aware, your annual and long-term performance incentive awards under EAIP and LTIP are subject to TVA’s performance based on metrics and goals as defined in those plans and they are further subject to adjustment at the discretion of the Board. At all times, the terms of the relevant plan documents and any grants awarded under those plans will control your rights to any benefits offered by TVA.

The Board on an annual basis will review all of the compensation elements. Following such annual review, the Board may approve adjustments to your compensation for such fiscal year based on a number of factors and considerations, which may include individual and corporate performance during the previous fiscal year and changes in chief executive benchmark compensation within TVA's peer group.

As noted in the term sheet, your accrual of benefits under TVA’s Supplemental Executive Retirement Plan (SERP) will end on September 30, 2025, but you will continue to have rights to your Accrued Benefit as calculated on that date, based on the rights to that Accrued Benefit under the terms of SERP. On October 1, 2025, you will become eligible to participate in TVA’s Restoration Plan in accordance with the terms of that plan as they exist on September 30, 2025.

In the event you are terminated for any reason prior to five years of actual service with TVA, the 5-year vesting requirement under SERP will be waived and your SERP benefit will be calculated based on your actual years of credited service and your Accrued Benefit as of September 30, 2025.

You will continue to be a participant in TVA’s Executive Severance Plan under the terms outlined in the term sheet. The Board will need to approve changes to the Plan, which the Board will do concurrently with any action taken to approve your appointment as TVA’s President and CEO.

You will be entitled to annual leave accrued at the rate of six (6) hours per pay period, sick leave accrued at the rate of four (4) hours per pay period, and paid holidays in accordance with applicable Federal leave laws and laws establishing Federal holidays contained in Title V of the United States Code. In your capacity as President and Chief Executive Officer, it is recognized that you will be required to work outside and beyond normal work hours. Accordingly, administrative leave for additional time off may be made available as agreed upon between you and the Chair of the Board.

During your employment, you will be eligible to participate in all TVA-sponsored employee benefits plans and qualified retirement plans available to you in accordance with the terms of those plans. Information and materials regarding these plans, including the benefits provided under them, will be provided to you. This position will also require, and is subject to your maintaining, a top-secret security clearance and a nuclear security/safeguards clearance.

If you have questions, or if I can be of assistance in any way, please do not hesitate to call me. We look forward to your acceptance and, subject to approval of the TVA Board of Directors, your promotion to President and CEO. If approved by the Board, the Board’s decision will be memorialized in a written resolution, a copy of which will be provided to you.

This contingent offer is made on behalf of the TVA Board. Please sign below indicating your acceptance of this offer.

Sincerely,

_/s/ Joe H. Ritch___________________________________    __3/25/2025_______
Joe H. Ritch, TVA Board Chair and Working Group Co-Chair        Date

_/s/ William J. Renick_______________________________    __3/25/2025_______
William J. Renick, Working Group Co-Chair                Date

_/s/ Don Moul________________________ Don Moul	__3/25/2025______________________ Acceptance Date

Term Sheet-- Total Compensation—CEO Candidate
The following details the annual total compensation and benefits as CEO of Tennessee Valley Authority

Component	COO	CEO	Notes
Base Salary	$844,052	$1,200,000	•CEO annualized salary for remainder of FY2025 and FY2026 •Change effective on promotion •Earned salary for FY2025 will reflect blend of COO and CEO roles
Executive Annual Incentive Plan (EAIP) Target	80% of Salary	110% of Salary
•CEO target EAIP percentage for remainder of FY2025 and FY2026
•Earned FY2025 EAIP will = blended salary (described above) × blended target EAIP percent × performance achievement as a
% of target
•Maximum EAIP payout potential remains 200% of target

Target Total Cash	$1,519,294	$2,520,000	•CEO annualized target total cash for FY2026 •Target total cash for FY2025 will reflect blend of COO and CEO roles
Target Long- Term Incentive (LTI) Grant Value Includes LTI- Performance (LTI-P) (70%) and LTI-Retention (LTI-R) (30%)	$2,382,000 ($1,500,000 LTI-P; $882,000 LTI-R)	$3,500,000 ($2,450,000 LTI-P; $1,050,000 LTI-R) $1,118,000 FY2025 “top-up” ($782,600 LTI-P; $335,400 LTI-R)
•CEO annualized target LTI grant value for remainder of FY2025 and FY2026
•“Top-up” LTI provided in FY2025 (at time of promotion) of $1.118M to bring total LTI for FY2025 to CEO level of $3.5M
•Top-up award using same LTI mix as annual grant (70% LTI-P / 30% LTI-R)
•Top-up LTI has same vesting dates/ performance period and performance criteria as annual FY2025 COO award
•Maximum LTI-P payout potential remains 200% of target

Target Total Compensation	$3,901,294	$6,020,000
•CEO annualized total compensation reflects performance at target under EAIP and LTI-P
•If performance should exceed or fall short of the goals under those plans, the earned value can be greater or lesser

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Component	COO	CEO	Notes
Benefits, Perquisites and Other Compensation Arrangements:
Perquisites/ Health & Welfare / Retirement	•Company welfare benefits •Company- provided life insurance •401k plan •SERP	•Company welfare benefits •Company-provided life insurance •401k plan •Restoration plan
•Largely same offerings as currently
•However, SERP participation will be frozen effective September 30, 2025
•Accrued SERP benefits are not impacted, and they will be paid in accordance with the terms of that plan
•After September 30, 2025, you will be eligible to participate in existing TVA Restoration Plan (RP)
•RP is a non-qualified excess 401(k) plan designed to allow certain eligible employees whose contributions to the 401(k) plan are limited by IRS rules to save additional amounts for retirement and receive non-elective and matching employer contributions

Component	COO	CEO	Notes
Severance Arrangements:
Severance (If terminated by TVA for reasons other than Gross Misconduct or if participant terminates for Good Reason)
•1× salary + target EAIP
•Pro-rated earned EAIP for year of termination based on actual goal achievement
•Accrued SERP benefit
•Pro-rated vesting of LTI based on whole months served, LTI-P based on actual goal achievement

•1× salary + target EAIP
•Pro-rated earned EAIP for year of termination based on actual goal achievement
•Accrued SERP benefit
•Pro-rated vesting of LTI based on whole months served, LTI-P based on actual goal achievement

•Same offerings as current program
•In the event of termination for any reason prior to five years of service, SERP vesting requirement will be waived and SERP benefit will be calculated based on years of actual service as of September 30, 2025.

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